[LYNCH CORPORATION LOGO]

FOR IMMEDIATE RELEASE	CONTACTS

August 14, 2003	Ray Keller Lynch Corporation 401.453.2007 ray.keller@lynch-mail.com	Hugh Ryan Ryan Wellnitz & Associates 401.246.2300 hryan@ryanwellnitz.com

Lynch Corporation Announces Second-Quarter Loss

Positive trends include first-half ‘03 growth in bookings and operating revenue

PROVIDENCE, R.I., August 14 — Lynch Corporation (American Stock Exchange symbol LGL) today announced a net loss of $173,000, or $0.12 per share, for the second quarter of calendar-fiscal 2003, versus a net loss of $108,000, or $0.07 per share, for the corresponding period last year. Sales for the second quarter of 2003 were $6,714,000, down 31 percent from $9,691,000 for the same quarter one year ago.

The company reported a net loss of $911,000, or $0.61 per share, for the first half of 2003 compared to a net loss of $400,000, or $0.27 per share, for the first half of 2002. Sales for the first half of 2003 were $11,458,000, down 31 percent from sales of $16,694,000 for the first half last year. Average shares outstanding were 1,497,900 for all four reporting periods.

“Nonetheless, we are encouraged by growth in bookings and operating revenue in the first half of 2003, compared to the same period last year,” said Ralph R. Papitto, chairman and chief executive officer. He said June was the sixth consecutive month of revenue growth and the first month this year in which both operating units shipped more than $1 million in goods. Consolidated bookings for the first six months of 2003 were $18.1 million, almost double the company’s bookings of $9.1 million in the first half of 2002.

Lynch Corporation Reports Second-Quarter Financial Results	Page 2

June 2003 was also the first month since April of 2002 that Lynch Corporation achieved positive EBIT (earnings before interest and taxes), excluding a one-time gain reported in 2002 from deconsolidation of a former operating unit, said Raymond Keller, vice president and chief financial officer. In addition, the company showed positive EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter of 2003 – the first positive EBITDA for a quarter since the second quarter of 2002, also excluding that one-time gain.

“This is important because the financial community uses EBITDA as an indicator of value and the ability to incur and service debt,” Keller said, “but, we must emphasize that, in evaluating a company’s health, worth, and prospects, EBITDA is not a substitute for earnings, cash flow, or operating activity.”

LYNCH SYSTEMS: $9 MILLION IN CONTRACTS IN FIRST HALF OF 2003

Richard E. McGrail, president and chief operating officer, reported that first-half 2003 bookings included three Lynch Systems orders totaling $9 million. These orders came from two contracts for high-definition television (HDTV) presses, used in manufacturing television and CRT glass screens and funnels, and from a third contract to upgrade presses that will be used to make glass components for lighting systems.

“A recent report from DisplaySearch, an independent market and trends analysis firm, finds that the type of screens and funnels made with Lynch Systems presses will continue to account for the majority of large-screen televisions for several years,” McGrail said. “This operating unit has the largest installed base of glass presses in the world, spanning Europe, North America, and Asia.”

Lynch Corporation Reports Second-Quarter Financial Results	Page 3

McGrail also said that M-tron Industries, which designs, manufactures, and markets frequency-control components for the telecommunications industry, has streamlined its manufacturing lines, incorporating the products of a 2002 acquisition with M-tron’s pre-existing products.

“We are investing in our production capacity and broadening our product line in a time when many telecomm components manufacturers are cutting back,” McGrail said. “As a result, in the first half of 2003, M-tron signed preferred-supplier agreements with two of the leading, worldwide manufacturers of telecommunications systems, and strengthened its relationship with a third. The company increased bookings and shipments substantially in the first six months of 2003, versus the same period last year, in spite of the persistently depressed state of the telecommunications market.

“We believe that M-tron will be in an excellent position to take advantage of increasing demand when the telecomm market recovers,” McGrail said.

For more information on the company, contact Raymond H. Keller, Vice President and Chief Financial Officer, Lynch Corporation, 50 Kennedy Plaza, Suite 1250, Providence, RI 02903-2360, (401) 453-2007, ray.keller@lynch-mail.com, or visit the company’s Web site: www.lynchcorp.com.

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Caution Concerning Forward Looking Statements

     This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in Lynch Corporation’s filings with the Securities and Exchange Commission.

Lynch Corporation Reports Second-Quarter Financial Results	Page 4

LYNCH CORPORATION STATEMENTS OF OPERATIONS (Dollars In Thousands, Except Per Share Data)	PRESS RELEASE

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2003	2002	2003	2002

SALES
M-tron	$3,532	$2,957	$6,793	$5,645
Lynch Systems	3,182	6,734	4,665	11,049

Consolidated Total	6,714	9,691	11,458	16,694

EARNINGS (LOSS) BEFORE INTEREST,TAXES, DEPRECIATION & AMORTIZATION (EBITDA)
M-tron	168	(535)	198	(1,170)
Lynch Systems	231	949	(196)	1,770

EBITDA from Operations	399	414	2	600
Corporate expenses — net	(355)	(297)	(702)	(574)

Consolidated Total	$44	$117	$(700)	$26

OPERATING PROFIT (LOSS)
M-tron	$(6)	$(700)	$(229)	$(1,499)
Lynch Systems	146	854	(337)	1,580

Operating Profit (Loss)	140	154	(566)	81
Corporate expenses — unallocated	(418)	(347)	(752)	(674)

Consolidated Total	(278)	(193)	(1,318)	(593)

OTHER INCOME(EXPENSE)
Investment income	155	24	177	63
Interest expense	(93)	(52)	(162)	(92)

LOSS BEFORE INCOME TAXES	(216)	(221)	(1,303)	(622)
BENEFIT FROM INCOME TAXES	43	113	392	222

NET LOSS	$(173)	$(108)	$(911)	$(400)

WEIGHTED AVERAGE SHARES OUTSTANDING	1,497,900	1,497,900	1,497,900	1,497,900

BASIC & DILUTED LOSS PER SHARE:	$(0.12)	$(0.07)	$(0.61)	$(0.27)

RECONCILIATION OF EBITDA
Net loss	$(173)	$(108)	$(911)	$(400)
Benefit from income taxes	(43)	(113)	(392)	(222)
Interest expense	93	52	162	92
Investment income	(155)	(24)	(177)	(63)

Operating loss/EBITDA	(278)	(193)	(1,318)	(593)
Depreciation and amortization	322	310	618	619

EBITDA	$44	$117	$(700)	$26

EBITDA is presented because it is a widely accepted financial indicator of value and ability to incur and service debt. EBITDA is not a substitute for operating income or cash flow from operating activities.

Lynch Corporation Reports Second-Quarter Financial Results	Page 5

LYNCH CORPORATION SELECTED BALANCE SHEET DATA (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	PRESS RELEASE

	June 30,	December 31,	June 30,
	2003	2002	2002

SELECTED BALANCE SHEET DATA

CASH, AND SHORT TERM INVESTMENTS	$5,417	$5,986	$9,153

RESTRICTED CASH	1,125	1,125	—

WORKING CAPITAL	8,119	8,029	9,599

PROPERTY PLANT AND EQUIPMENT — COST	16,438	16,330	16,540

TOTAL ASSETS	24,280	23,430	30,891

TOTAL DEBT	4,713	4,149	3,007

DEFERRED GAIN ON DECONSOLIDATION	—	—	19,420

SHAREHOLDERS’ EQUITY (DEFICIT)	10,031	10,934	(7,615)

BACKLOG — M-TRON	2,600	2,300	2,100

LYNCH SYSTEMS	10,000	3,900	4,100

SHARES OUTSTANDING AT DATE	1,497,883	1,497,883	1,497,883